EXHIBIT 99.1

Cavium Adds Industry Veterans Brad W. Buss and Dr. Edward H. Frank to Board of Directors

SAN JOSE, California – July 26, 2016 – Cavium, Inc. (NASDAQ: CAVM), a leading provider of semiconductor products that enable intelligent processing for enterprise, data center, cloud, wired and wireless networking, today announced that Brad W. Buss and Dr. Edward H. Frank have been elected to Cavium’s Board of Directors. Their appointments are effective July 22, 2016.

“We are extremely pleased to welcome Brad and Ed to our Board of Directors. They each have decades of semiconductor industry experience. In addition, their individual experiences will prove extremely valuable to Cavium as we grow and expand our infrastructure product footprint in multiple markets,” said Syed Ali, President and Chief Executive Officer of Cavium.

Mr. Buss is a veteran of the high technology and semiconductor space with almost 30 years of experience with public and private companies including initial public offerings, mergers and acquisitions and substantial shareholder value creation activities. Mr. Buss retired as the Chief Financial Officer of SolarCity Corporation in February 2016 and is currently focused on board service and advising. In addition, Mr. Buss served as the Executive Vice President and Chief Financial Officer of Cypress Semiconductor Corporation from 2005 to 2014. Mr. Buss also held prior financial leadership roles with Altera Corporation, Cisco Systems, Inc., Veba Electronics LLC and Wyle Electronics, Inc. Mr. Buss has served on the board of directors for Tesla Motors Inc. since 2009, Advance Auto Parts, Inc. since 2016 and CaféPress, Inc. from 2007 until July 2016.

Dr. Frank co-founded Cloud Parity Inc., a voice-of-the-customer startup in the SF Bay Area, in late 2013 and serves as its Chief Executive Officer. From 2009 through 2013, Dr. Frank was Vice President of Macintosh Hardware Systems Engineering at Apple, Inc. where he led the development of four generations of Macintosh laptop and desktop computers. Before joining Apple, Dr. Frank was Corporate Vice President of Research and Development at Broadcom Corporation. Prior to becoming Corporate Vice President of Research and Development, Dr. Frank co-founded and led the engineering group for Broadcom’s Wireless LAN business, which is now one of Broadcom’s largest business units. Dr. Frank was the founding Chief Executive Officer of Epigram, Inc., a developer of integrated circuits and software for home networking, which Broadcom acquired in 1999. Dr. Frank holds over 50 issued patents. He serves on the board of directors of Analog Devices, Inc., eASIC Corporation, and Quanatenna, and is an advisor to several Bay Area venture capital firms and startups. Dr. Frank is also Vice Chairman of Carnegie Mellon University’s Board of Trustees.

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About Cavium

Cavium is a leading provider of highly integrated semiconductor products that enable intelligent processing in enterprise, data center, cloud, wired and wireless service provider applications. Cavium offers a broad portfolio of integrated, software compatible processors ranging in performance from 100 Mbps to 100 Gbps that enable secure, intelligent functionality in enterprise, data center, broadband/consumer and access & service provider equipment. Cavium’s processors are supported by ecosystem partners that provide operating systems, tool support, reference designs and other services. Cavium’s principal offices are in San Jose, California with design team locations in California, Massachusetts, India, and China. For more information, please visit:

http://www.cavium.com

Cavium Contact

Angel Atondo

Sr. Marketing Communications Manager

Tel: (408) 943-7417

Email: angel.atondo@cavium.com